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                                                                    EXHIBIT 23.1

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We hereby consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 17, 2004 (except for note 13 which is as of November 3, 2004) relating to the consolidated financial statements of Teekay Shipping Spain S.A. and the reports each dated November 9, 2004 relating to the financial statement of Teekay LNG Partners L.P. and the financial statement of Teekay GP L.L.C. included in this Registration Statement on Form F-1 and related Prospectus of Teekay LNG Partners L.P. for the registration of its common units representing limited partnership interests.


Vancouver, Canada                                          /s/ Ernst & Young LLP
November 23, 2004                                          Chartered Accountants